Unknown;

EPITOMICS Epitomics, Inc.

September 1, 2005

Mr. Garth Likes

Vice President Business Development InNexus Biotechnology, Inc.

1400-400 Burrard Street

Vancouver, B.C. V6C 302

Canada

VIA. FACSIMILE  604-357-1123

RE:

Notes of Termination of R&D/Co Development Agreement Dated December 15, 2004 in its Entirety

Dear Garth:

Alter careful reviewing of your report on the Research Plan dated June 27, 2005, it is apparent that the anti-caspases-3 antibody that Epitomics made and delivered to you does not have significant biological activity towards the easpase-3 target and therefore is unable to Meet the objectives of the Research Plan stipulated in the R&D/Co Development Agreement dated December 15, 2005 (the "Agreement").

Pursuant to Section 11.2 of the Agreement. I am hereby notifying you that effective December 1, 2005, Epitomics shall terminate the Agreement in its entirety without any further obligations to 1nhcxus Biotechnology, Inc. except any obligations accrued prior to this notice, if any, and any obligations described in Section 11.4 under the survive terms of the termination.

If you have any further questions, please contact me immediately at (650) 443-2262, Thank you for your attention to this matter.

Sincerely,

“Brad S. Lee”

Brad S. Lee, J.D.,

Executive Vice President

683 Mitten Road, Suite 103, Burlingame, California 94010-1303  Tel: (650) 583-6686  Fax”  (650) 583-6680

www. Epitomics.com

R & D/Co Development Agreement

THIS AGREEMENT (this "Agreement"), effective as of December 15, 2004 (the "Effective Date"), is entered into by and between INNEXUS Biotechnology Inc. having a principal place of business at 1400 - 400 Burrard Street, Vancouver, B.C. V6C 3G2 ("InNexus"); and EPITOMICS INC., having a place of business at 863 Mitten Road Suite 103, Burlingame, CA 94010-1303 U.S.A. ("EPITOMICS") and hereinafter referred to both "InNexus and Epitomics together as the "Parties" , hereby agree as follows:

RECITALS

WHEREAS, InNexus is the owner of or otherwise controls intellectual property, technology and expertise relating to the discovery of Super Antibodies, TransMAbs antibodies, proteins and peptides employed in using proprietary site conjugation technology; and

WHEREAS, EPITOMICS is the owner of or otherwise controls intellectual property, technology and expertise relating to rabbit monoclonal antibodies made against specific caspase cascade antigens;

WHEREAS, the "Parties" wish to collaborate using their respective technologies and expertise to discover, develop and commercialize TransMAb antibody binders to the caspase antigen for various therapeutic applications involving the principle of inhibition of apoptosis under the terms and conditions hereof_

NOW, THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Agreement, the "Parties" hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below. These terms are intended to encompass both the singular and plural forms.

I.1 "Affiliate" means, with respect to party, a corporation or other legal entity that controls, is controlled by, or is under common control with such party. For purposes of this definition, "control" means the ownership, directly or indirectly, of more than fifty percent (50%) of the. outstanding equity securities of a corporation. which are. entitled to vote in the election of directors or a more than fifty percent (50%) interest in the net assets or profits of an entity which is not a corporation,

1.2 "Antibody" means a molecule or a gene encoding such a molecule comprising or containing one or more immunoglobulin variable domains or parts of such domains or any existing or future fragments, variants, modifications or derivatives thereof.

1.3 "Antibody Information" means any data, know-how or other information relating, concerning or pertaining to an Antibody, including, without limitation, data, know-how or other information characterizing or constituting such Antibody's polynucleotide  or amino acid sequence, purported function or utility, antigen binding affinity, or physical or biochemical property.

1.4 "Caspase TransMAb Antibody" means any Antibody directly identified, obtained, discovered, developed, created, synthesized, designed, or resulting from, based upon or otherwise generated from the Research Project as a result of the activities conducted in accordance with the

Research Project which recognizes any portion of the caspase cascade target and which has been modified to penetrate into the cytoplasmic spaces of cells

1.5

Co_Develpment Program" means the written program for the pre-clinical and clinical development of any Therapeutic Candidate in accordance with Article 3.

 1.6 "Commercialization Plan" means that specific plan for the commercialization of a Therapeutic Product that is subsequently agreed to between the "Parties" in accordance with Section 3.6 and made a part of this Agreement.

1.7  "Completion of the Research Project" means the delivery of the report set forth in the Research Plan.

1.8 "Confidential Information" means any scientific; technical, trade or business information which is disclosed orally, in writing or other tangible form by one party to the other party pursuant to this Agreement and is identified as confidential at the time of disclosure. "Confidential Information" does not include information which (a) the receiving party can demonstrate was known to the receiving party at the time it was disclosed, other than by previous disclosure by the disclosing party, as evidenced by the receiving party's written records at the time of disclosure; (b) at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (c) is lawfully and in good faith made available to the receiving party by a Third Party who did not derive it from the disclosing party and who imposes no obligation of confidence on the receiving party; or (d) the receiving party can demonstrate is developed by or on behalf of the receiving parry without access to or use of any disclosure by the disclosing party, as evidenced by the receiving party's written records.

1.9 "Development Committee" means the committee described in Section 3.2.

1.10 "Development Expenses" means the budgeted costs as mutually agreed to and defined in the Research Project and any subsequent Co-Development Program and as may be incurred in connection with the conduct of the Co-Development Program for a Therapeutic Candidate by either of the "Parties" including without Iimitation: (a) direct, out-of-pocket external costs, including clinical grants, clinical laboratory fees, positive controls and the cost of studies conducted and services provided by contract research organizations and individuals, consultants, toxicology contractors, and manufacturers necessary or useful for the purpose of obtaining regulatory approvals for any Therapeutic Candidate; (b) amounts paid with respect to the efforts to develop and document process methods and procedures for the manufacture, characterization and delivery of such Therapeutic Candidate and the costs for batches of such Therapeutic Candidate manufactured and supplied for use in pre-clinical and clinical trials, including quality control and quality assurance; (c) ,costs related to data management, statistical designs and studies, document preparation and other expenses associated with the clinical testing program for a Therapeutic Candidate; (d) costs for preparing, submitting, reviewing or developing data or information for the purpose of submission of applications to obtain regulatory approval for any Therapeutic Candidate; and (e) any amounts paid or due by one party to any Third Party pursuant to any patent license with such Third Party that is reasonably necessary to develop or manufacture for clinical use the Therapeutic Candidate in accordance with the Co-Development Program.

1.11

"Developing Party" has the meaning set forth in Section 4.2(a) hereof.

1.12

"EPITOMICS" means EPITOMICS as identified above.

1.13

"EPITOMICS Antibody" means rabbit monoclonal antibody or antibodies which bind "Targets" to a caspase apoptotic cascade sequence

1.14 "EPITOMICS Know-How" means any Confidential Information of EPITOMICS which constitutes unpatented know-how, technical or other information related to the subject matter of the EPITOMICS Antibody, the EPITOMICS Patent Rights, the EPITOMICS Target, the EPITOMICS Materials or the EPITOMICS Technology or part thereof.

1.15 "EPITOMICS Materials" means the EPITOMICS Target, cell lines, antibodies and other materials of EPITOMICS that are delivered to InNexus pursuant to the Research Plan.

 1.16 "EPITOMICS Patent Rights” means the patents and patent applications set forth in Exhibit J and any patents issuing from such applications, together with any reissues, re-examinations, renewals, and extensions thereof, and all continuations, continuations-in-part and divisional of the applications throughout the world.

 1.17 "EPITOMIC Targets" means the caspase cascade antigen(s), as covered under this Agreement or disclosed by EPITOMICS to InNexus during the Research project as given in 1.48 and 1.49

 1.18 EPITOMICS Technology" means the EPITOMICS Materials, the EPITOMICS Patent Rights, the EPITOMICS Know-How, and all Rights and Developments relating thereto that are discovered by either party.

 1.19 "Extraneous Research Results" means any InNexus and/ or Epitomics discovery and all Rights and Developments relating thereto, including any methods, processes, techniques or other data discovered solely by InNexus or EPITOMICS in the performance of their obligations under the Research Plan that are not specific to any caspase TransMAb Antibody.

1.20 "FDA" means the Food and Drug Administration of the United States, or the successor thereto.

1.21 "Field of Use" means the use of humanized anti caspase cascade TransMab antibodies that specifically function in the area of anti apoptotic therapeutics, but including in vivo diagnostic uses, imaging agents, research products, separations applications, in vitro diagnostics

1.22 "Financial Interest" means a party's percentage interest in Revenues with respect to a Therapeutic Product.

1.23 "First Commercial Sale" means the first commercial sale of any Therapeutic Product by a party, its Affiliates or Marketing Partner in any country after grant of a Marketing Authorization.

1.24 "Humanized" means that process which changes rabbit Mabs into those which contain over 90 percent human sequences.

1.25 "InNexus" means InNexus as identified above.

 1.26 "InNexus Know-How" means any Confidential Information of InNexus which constitutes unpatented know-how, technical or other information related to the subject matter of the InNexus Super or TransMab Antibodies, and/or InNexus Technology.

1.27 "InNexus Materials" means any materials, including but not limited to Super or TransMab antibody or their conjugated peptide sequence information, provided to EPITOMICS by InNexus in accordance with the terms of this Agreement.

1.28 "InNexus Patent Rights" means the patents and patent applications set forth in Exhibit X and any patents issuing from such applications, together with any reissues, re-examinations,

Indication or indications in patients with the disease or indication under study or that would otherwise satisfy the FDA requirements 21 CFR 312.21(b), or its foreign equivalent.

1.41 "Phase II(b) Clinical Trial" means a human clinical trial in any country; that is intended to further evaluate in a well controlled manner, which farther involves a higher number of patient enrolled over a longer term, a pivotal trial to further demonstrate the effectiveness of a Therapeutic Product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy the FDA requirements 21 CFR 312.21(b), or its foreign equivalent.

 1.42 "Phase III Clinical Trial" means a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a Therapeutic Product as a basis for a marketing application that would satisfy the requirements of 21 CFR 312.21(c).

 1.43 "Primary Application" means a major application of an Antibody as ascertained at the time of assessment using objective and reasonable scientific and/or commercial criteria, data and/or information. Primary Application shall not mean any minor or incidental application.

1.44  "Remaining Party" shall have the meaning set forth in Section 3.5 hereof.

1.45 "Research and Development" means the identification, selection, isolation, purification, characterization, study and/or testing of a Epitomic Anti Caspase Cascade Antibodies to be developed into a TransMab Antibody Candidate for research and clinical development purposes. Included within the definition of Research and Development shall be all in vitro screening or assays customarily performed in pre-clinical and clinical research and uses associated with obtaining FDA or equivalent agency regulatory approval. Research and Development shall not include commercial or industrial manufacture or any activities solely directed to the creation of such capacities.

1.46  "Research Committee" means the committee described in Section 2.3.

 1.47 "Research Expenses" means all of the expenses assumed during the Research Term pursuant to Section 5.1.1 or incurred after the Research Term by either party in connection with Research Project.

 1.48 "Research Plan" means, the written document to be negotiated and approved by the Research Committee which follows in substance the current Appendix A herein and which is to be later attached to this Agreement as a completed Appendix A herein that describes the objectives of the Research Project and the respective obligations of the "Parties" there under, and any amendments thereto subsequently approved in writing by both "Parties". The Research Plan shall specifically set forth the goals of the Research Project, the allocation of human, financial and support resources, the location of the development, research and testing, the timeline for the completion of the Research Project, and if appropriate, the priority for the different objectives of the Research Project. The Research Plan is attached hereto and incorporated herein as Exhibit A.

 1.49 "Research Project" means the project, conducted collaboratively by the "Parties" under the terms of this Agreement, to discover anti caspase cascade antibody binders to be made into humanized TransMab antibodies for the subsequent co-development and commercialization, of relevant therapeutic products.

1.50  "Research Term" means the term set forth in the Research Plan for completion of the Research Project, which term may be modified by the Research Committee as appropriate.

1.51  "Research Results" shall mean those results derived from the execution of the Research Plan derived from the Research Project hereunder.

1.52 "Revenues" means all payments and non-monetary consideration (including, without limitation, capital stock or other equity interests issued by a Third Party) received by either party from an independent Third Party that is specific to the licensing or sublicensing of any Therapeutic Product, including any milestones, research and development payments for past activities, royalties and the like. The "Parties" agree to negotiate in good faith an appropriate mechanism for valuing any non-monetary consideration.

 1.53 "Rights and Developments" means those ideas, concepts, discoveries, inventions, developments, know-how, Patent Rights, trade secrets, techniques, methodologies, innovations, improvements, writings, documentation, data and other rights (whether or not protectable under state, federal, or foreign patent, trademark, copyright or similar laws) that are conceived, discovered, invented, developed, created, made or reduced to practice in connection with the research, development or commercialization activities conducted under the terms of this Agreement,

1,54  "Sole Development" shall have the meaning set forth in Article 4.

1.55  "Therapeutic Candidate" means any TransMab Antibody selected for Co-Development by the "parties" in accordance with Section 2.5.1.

1.56  "Therapeutic Product" means any Therapeutic Candidate or any product derived from a Therapeutic Candidate that is intended for use in the Field of Use.

1.57  "Third Party" means any entity or person other than EPITOMICS, InNexus or their respective Affiliates.

1.58 "TransMab Antibody”: shall mean that EPITOMICS' anti caspase antibody which has been modified by InNexus's MTS peptide to penetrate cellular membranes to identify and react with the intra cellular Target.

1.59 "Valid Claim" means (a) a claim of an issued and unexpired patent included in the InNexus Patent Rights, or EPITOMICS Patent Rights, as the case may be, which has not been revoked or held unenforceable or invalid in a final decision of .a court or a government agency of competent jurisdiction from which no appeal may be taken, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue disclaimer or otherwise; or (b) a claim of a pending patent application within the InNexus Patent Rights, or EPITOMICS Patent Rights, as the case may be, until they are, by a government agency of competent jurisdiction, rejected or considered unpatentable, invalid or modified, during patent prosecution, in a way that will materially limit their scope.

ARTICLE 2
RESEARCH PROJECT

2.1

Goal of Research Project. The goal of the Research Project is to identify an Antibody

-

Which binds to antigen "Target(s)"

-

which can be humanized

-

which can be conjugated with the InNexus MTS peptide sequence for creation of a humanized TransMAb antibody and then subsequently shown to be able to enter the intracellular cytoplasmic spaces of a cell to inhibit a caspase cascade sequence; and then upon further evaluations:

-

be jointly developed for subsequent commercialization as Therapeutic Candidates in the Field of Use.  Each party acknowledges the outcome of the Research Project cannot be predicted and each party agrees to cooperate in good faith with the other to modify the Research Project as may be reasonably required to accomplish the goal of the Research Project,

 2.2 Research Plan_ The Research Project will be conducted according to the Research Plan which is attached hereto and incorporated herein as Exhibit A. During the Research Term, the Research Plan may be amended or revised, as appropriate, by the Research Committee.

2.3

  Research Committee.

2.3.1 Structure and Function. A Research Committee composed of one (1) senior management representative appointed by InNexus and one (1) senior management representative appointed by EPIT(MICS shall manage the Research Project. The Research Committee shall direct and administer the Research Project and shall perform but not be limited to the following functions: (a) oversee and monitor the activities contemplated by the Research Plan; (b) review and pre-approve external expenditures pursuant to Section 5.1.1; (c) prepare and provide the "Parties" with written progress reports at least quarterly and maintain frequent communication with the "Parties" regarding the status of the Research Project;. (d) revise the Research Plan as required on an ongoing basis as necessitated by the outcome of the work; and (e) determine which, if any, InNexus Antibodies should be developed as Therapeutic Candidates within the time frame as described in 2.8

2.3.2 Formation and Meetings. As soon as practical after the Effective Date, each party shall identify to the other, its representatives on the Research Committee, which shall be senior managers of the "Parties" . The Research Committee shall meet as needed but not less than once each calendar quarter at times and places or in such form (e.g., telephone or videoconference) as the members of the Research Committee shall agree. A party may change one or more of its representatives to the Research Committee at, any time upon written notice to the other party.

2.3.3  Attendance_and_ Voting. A member of the Research Committee may be represented at any meeting by the other member of the Research Committee from the same party or by a deputy that will be entitled to vote for the absent member. All approvals, determinations and other actions that govern the Research Project must be made by unanimous consent of the members of the Research Committee or their deputies present at the relevant Research Committee meeting. In the event that the Research Committee is unable to reach consensus with respect to any material matter and becomes deadlocked, the "Parties" will first seek to resolve the matter through arbitration conducted in accordance with Article 12. In such, circumstances, should the arbitrators be unable to decide and to render a final decision either party or both. of the "Parties" may terminate their participation in the Research Project in accordance with Section 11.2. Representatives of either party who are not members of the Research Committee may attend meetings of the Research Committee as agreed to by the representative members of the other party.

2.4 Obligations of "Parties" during the Research Term. The responsibilities of each party with respect to the Research Project shall be set forth in the Research Plan. Each party shall diligently perform the responsibilities assigned to them in accordance with the timeline set forth in the Research Plan and their respective obligations under this Agreement. Each party shall provide the Research Committee with written reports of the results of its activities under the Research Project as directed by the Research

 Committee. Each party shall cooperate with, the Research Committee and with each other to facilitate the purposes of this Agreement within the timeline contemplated by the Research Plan

2.5 Research Results. During the Research Term, the Research Results may not be used by either party for any reason except for Research and Development activities conducted in accordance with the Research Plan and the terms and conditions set forth in this Agreement. All Research Results shall be treated as Confidential Information and shall not be disclosed by either party except in accordance with this Agreement.

2.6

Research Exclusivity.

2.6.1  Research Project. During the Research Term, InNexus shall conduct all activities relating to the Research Project exclusively with EPITOMICS, and EPITOMICS shall conduct all activities relating to the Research Project exclusively with InNexus.

2.6.2 EPITOMICS Antibody. The "Parties" expressly acknowledge and agree with definition 1.19 and agree the Research Project excludes (i) Epitomics' in-house research and development activities as they relate to the use of any other antibody or EP1TOMICS Targets (ii) Epitomics' customer services not covered by Field of Use; and during the Research Term, EPITOMICS may continue to conduct such activities independent of its obligations under this Agreement; provided however during the term of this agreement, EPITOMICS may not, within the Field of Use, license or otherwise grant rights to the EPITOMICS Antibody or EPITOMICS Target to any Third Party if doing so would clearly cause a competition with the Research Project.

2.6.3 The "Parties" acknowledge InNexus may continue to conduct other research and commercialization activities using InNexus technology with other potential partners during the Term of this agreement, which is non competitive to the antibodies and or targets herein described and is not within the Field of Use and not in any competition with the Research Project.

2.7

Diligence Requirement.

2.7.1. Each party shall use reasonable effort to diligently perform its obligations under the Research Project.

2.7.2. If either party fails to perform under the Research Plan as described under Section 2.2 within thirty (30) days after its obligation under the Research PIan or fails to perform under Section 2.7,1, and where no written extension has been mutually agreed to or subject to any force Majeure events then the faulting "Party" shall pay to the other a one time payment in the total amount of fifty thousand dollars ($50,000) and the non faulting party may subject to article 11,4 terminate this Agreement and shall have no further obligations whatsoever to the faulting "Party"

2.8

Completion of Research Project:  Development Options . Upon Completion of the Research Project, the Research Committee shall be responsible for determining how the "Parties" are to proceed according to Sections 2.8.1 through 2.8,3.

2.8.1 Co-Development Using_TransMab Antibody. Within one hundred and twenty (120) following Completion of the Research Project, the Research Committee may, select a humanized TransMab Therapeutic Candidate to be developed as a Therapeutic Product as part of a to be written and negotiated in good faith Co-Development Agreement which will be conducted in accordance with Article 3. Such Candidate if appropriate may also be Co- Developed for use as a Diagnostic or Life Science reagent whose development plan and written agreement will be negotiated in good faith between the "Parties" within the same 120 day period as a Therapeutic Candidate

2.8.2  Non Development of TransMAb Antibody Upon completion of the Research Project and within the one hundred and twenty (120) clays following such completion if the "Parties" together and in good faith agree not to develop the TransMab Antibody for use as a therapeutic, diagnostic or a life science reagent in writing then neither of the Parties may go forward with subsequent or Sole Development of the TransMab Antibody. However upon mutual written consent and in good faith between the "Parties" any further or subsequent development may be performed by a Third Party which will have acquired the appropriate licenses from the "Parties" and any licensing fees, up fronts, or milestone payments subsequently received by the "Parties" from the third party will be split on a 50/50 basis between "Parties", Subsequently any associated licensing costs and newly created IP will also be shared on a 50/50 cost basis between "Parties".

2.8.3 Non-Response from Either Party on Development of TransMab Antibody . If neither party responds to the other party upon expiration of the hundred twenty (120) days following completion of' the Research Project regarding the Development of TransMab Antibody, the terms under Section 2,8.2 of this Agreement shall become automatically effective

2.8.4Development of TransMab Antibody bone of the Parties as "Sole Development" Upon completion of the Research Project and within the ninety (90) days following completion of the Research Project, if one of the "Parties" in good faith, does not wish to proceed to Co-Development as in 2.8.I (the "Non Development Partner") and whereas the remaining "Party (the Developing Partner) does wish to Develop and Commercialize the TransMab Antibody as a therapeutic, diagnostic or life Science reagent and subject to Articles 4 & item 5.2.2 below; may become the Sole Developer of such product subject to conditions (1) the Non Development Partner shall notify the other party in writing within the ninety (90) days following completion of the Research Project regarding its intention of not proceeding to Co-Development and Developing Partner shall respond to Non Development Partner with thirty (30) days following receiving the written notice from Non Development Partner regarding its intention of proceeding the sole development; or (2) if Non Development Partner does not wish to proceed to Co-Development but fails to notify in writing the other party within the ninety (90) days following completion of the Research Project, the other party who wishes to proceed to sole development shall have the right to notify Non Development Partner in writing within thirty (30) days following the expiration of the ninety (90) day period after the completion of the Research Project regarding its intention of proceeding the sole development.

ARTICLE 3
CO-DEVELOPMENT AND COMMERCIALIZATION

 3,1 Co-Development Program. The development by the "Parties" jointly of one or more Therapeutic Diagnostic or Life Science Reagent Candidate(s) shall be accomplished pursuant to a Co-Development Program to be agreed upon in writing by the "Parties" (the Co-Development Agreement), which upon subsequent completion will form part of this agreement and be affixed to this agreement as an appendix. The Co-Development Agreement shall set forth a general description of the program for the pre-clinical and clinical development or other development as required for each of a Therapeutic Candidate, Diagnostic or Life Science Reagent and shall detail all of the required tasks and the responsibilities of the "Parties" , if any, with respect thereto, and shall allocate human, financial and support resources, the location of the development, research and clinical testing, the timeline for the completion of the Co-Development Program, and if appropriate, the priority for the different objectives of the Co-Development Program, and shall be incorporated therein.

 3.2 Responsibilities off the Development Committee. A Development Committee that shall be composed of one (1) representatives appointed by InNexus and one (1) representatives appointed by EPITOM1CS will elaborate and manage the Co-Development Program. The Development Committee shall monitor and administer the Co-Development Program and shall perform the following functions with respect thereto: (a) review and pre-approve external expenditures pursuant to Section 5.1.2; (b) develop and oversee the process for record keeping; (c) coordinate annual updates for the Co-Development Program; (d) coordinate any revisions and amendments to the Co-Development Program; (e) adopt and approve any revisions and amendments to the budget for the Co-Development Program; and (t) regularly communicate with the "Parties" regarding the results of each Co-Development Program.

3.3

Formation and Operation of the Development Committee.

 3.3.1 Formation and Meetings. Within ten (10) days of the written agreement by the "Parties" to proceed together to develop a Therapeutic, Diagnostic or Life Science Candidate each party shall identify to the other, its representatives on the Development Committee, which shall be senior managers of the "Parties". The Development Committee will then meet as necessary in order to coordinate each Co-Development Program, which shall then be incorporated into separate Co-Development Agreements and attached to this Agreement as appendixes. Such meetings shall be at times and places or in such form (e.g., telephone or video conference) as the members of the Development Committee shall agree. Thereafter, the Development Committee shall meet as needed but not less than once each calendar quarter. A party may change one or more of its representatives to the Development Committee at any time.

 3.3.2 Attendance and Voting . A member .of the Development Committee may be represented at any meeting by the other member of the Development Committee from the same party or by a deputy that will be entitled to vote for the absent member, The members of the Development Committee will endeavor to make all approvals, determinations and other actions by unanimous consent of the members of the Development Committee or their deputies present at the relevant Development Committee meeting. In the event that the Development Committee is unable to reach consensus with respect to any material matter and becomes deadlocked, the "Parties" shall first seek to resolve the matter through arbitration conducted in accordance with Article 12. In such circumstances, should the arbitrators be unable to decide and to render a final decision, either party or both of them may terminate their participation in the Co-Development Program in accordance with Section 112. Representatives of either party who are not members of the Development Committee may attend meetings of the Development Committee as agreed to by the representative members of the other party.

3.3.3

Record Keeping & Communications.  . At or before the commencement of each meeting, the Development Committee shall appoint one of its members to act as secretary for such meeting or shall arrange for a person to be present in such capacity. The Development Committee shall keep accurate minutes of its meetings. Copies of the minutes shall be provided to each member of the Development Committee after each meeting and shall be approved, if appropriate, at the next meeting. In addition, the Development Committee will arrange with the appropriate representatives of each party for the preparation of written, progress reports on the status of the Co-Development Program at least quarterly and the members of the Development Committee will generally maintain close and frequent communication among themselves and with the "Parties", All records of the Development Committee shall at all times be available to both "Parties".

 3.4 Obligations of the "Parties". The "Parties" each agree to assign the necessary resources to the Co-Development Program to accomplish their assigned responsibilities and to diligently perform such responsibilities. Each party shall provide the Development Committee with regular written reports of all data and other results being generated during the Co-Development Program. Each party shall cooperate with. the Development Committee and with each other to facilitate the development of the Therapeutic Candidates within the timeline and in accordance with the other requirements of the Co-Development Program.

3.5  Termination of Participation; Sole Development Rights. Either party may terminate its participation in any Co-Development Program pursuant to Sections 11.2 or 11.3 herein, upon any such termination of participation, there shall no longer be a Development Committee with regard to such Co-Development Program, which shall thereafter be monitored and administrated solely by the party who did not (i) elect to terminate pursuant to Sections 11,2, or (ii) did not cause the termination pursuant to Section 11.3. Such party (the "Remaining Party") shall have the right to continue to develop the Therapeutic Candidate in accordance with terms and conditions for Sole Development under Article 4,

3.6

Commercialization

 3.6.1

Out licensing . At any time following completion of in vivo studies conducted with a Therapeutic Candidate pursuant to a Co-Development Plan, unless earlier agreed upon by the "Parties", the "Parties" may, if both agree in writing, out license to one or more Third "Parties" any or all of the development and commercialization rights to any Therapeutic Product. If the "Parties" fail to agree, the "Parties" shall seek to resolve the matter through arbitration conducted in accordance with Article 12,  16,2

3.6.2

Commercialization Plan. If the "Parties" have not out licensed the commercialization rights to a Therapeutic Product prior to the completion of the first Phase U(b) Clinical Trial, the "Parties" shall discuss and agree in writing upon a Commercialization Agreement and Co-Development Plan for such Therapeutic Product. In the event that the "Parties" are unable to agree on such Commercialization Plan, the "Parties" will seek to resolve the matter through arbitration conducted in accordance with Article 12.

Diligence Requirement, Each party shall use commercially reasonable efforts to diligently perform its obligations under the Co-Development Program and to develop and commercialize each Therapeutic Product in the Field of Use.

 3.7 Development Exclusivity. During the term of any Co-Development Program, neither party may work by itself with any Third Party to research, develop or commercialize any Antibody related to the Target in the Field of Use,

ARTICLE 4
SOLE DEVELOPMENT

 4.1 Sole Development Scenarios. The development by one party (the Development Partner) of a Therapeutic Candidate to a Therapeutic, Diagnostic or Life Science Reagent Product outside of a Co-Development Program shall be referred to as "Sole Development." For the purposes of this Agreement, Sole Development can occur in one of two scenarios:

(i)

where one of the "Parties" (the Development Partner) can proceed with Sole Development with respect to a TransMab Antibody as per 2.8,3 & 5,2,2

(ii)

(ii) (the Development Partner.') an proceed with Sole Development with respect to any Therapeutic Candidate after the other party has terminated its participation in the Co-Development of such Therapeutic Candidate pursuant to Section 3.5,

4.2  Applicable Conditions. In addition to all other applicable terms and conditions contained in this Agreement, any Sole 'Development shall be subject to the following terms and conditions:

(a)

Notice. The party entitled to proceed in Sole Development (the "Developing Party") may proceed to Sole Development with respect to a Therapeutic Product only upon written notice to the other party (the "Non-Developing Party"). Such written notice must occur within the 120 day period as in 2.8.4, and where other Notice includes (a) termination, expiration or Completion of the Research Plan; or (b) termination of the Co-Development Program by the other party pursuant to 3.5.

(b)

Exclusive Rights,. As between the "Parties" and subject to any owing royalties as may be defined in Article Five (5) below as they may relate to an applicable Therapeutic Diagnostic or Life Science Reagent Product, the Developing Party shall have (i) exclusive rights to use the Research Results and all related Rights and Developments including all intellectual properties, know-how, and trade secrets relating to the Research Results; and (ii) have sole decision making authority with regard to the development and commercialization of such Therapeutic Product.

(c)

Funding and Financial Interests. In Sole Development, (i) the Developing party shall be solely responsible for all remaining expenses incurred in connection with the ongoing development and commercialization of such Therapeutic Candidate, as described in Section 5.1.3, and (ii) the Financial Interests of the "Parties" shall be as described in Section 5.2.2.

(d)

Diligence Requirement. The Developing Party shall use commercially reasonable efforts to diligently perform its obligations under this Article 4 and to develop and commercialize the Therapeutic Candidate in the Field of Use.

4.3 Assignment. In any case of a Sole Development occurring in accordance with 4.1(ii), each party acknowledges and agrees that the Non Developing Party shall promptly assigned or transfer to the Remaining Party any license, authorization, document, files, regulatory approvals, regulatory applications, if any, including, without limitation, all information supporting the foregoing existing at the time of the termination of the Co-Development Program of a Therapeutic Product.

ARTICLE 5
FINANCIAL TERMS

5.1 Ob1igations of the “Parties" With Respect to Funding .

5.1.1 Funding during the Research Term_ The "Parties" shall each bear all of their own internal Research Expenses associated with the Research Project Phase 1, (see Exhibit A) as specifically set forth in the Research Plan. Subsequent R&D Phases 2&3 plus any external expenses pre-approved by the Research Committee pursuant to Section 2.3.1(b) shall be shared 50150.

5.1.2 Co-Development Funding . For so long as each party participates in a Co-Development Program, the "Parties" shall share equally all Development Expenses of such Co-Development Program that do not exceed the amounts specified in the applicable budget approved by the Development Committee by more than 10%. In the event any specific expense does exceed the amounts specified in the applicable budget approved by the Development Committee by more than 10%, the party incurring such expense shall be responsible for the excess, unless such expense was otherwise approved by the Development Committee. Each party shall maintain complete and accurate records relating to its Development Expenses incurred in connection with the funding of the Co-Development Program. The "Parties", through the Development Committee, shall reconcile the Development Expenses on a quarterly basis. The party spending less money shall reimburse the other party to equalize the expenditures incurred during the previous quarter within 30 days of the reconciliation in an amount determined by the Development Committee.

5.1.3 Sole Development Funding . Should either party elect to go forward in Sole Development with respect to a Therapeutic Candidate in accordance with terms and conditions set forth in Article 4, the Developing Party shall be solely responsible for all remaining expenses incurred as a result such party's election to proceed in Sole Development with respect to such Therapeutic Candidate.

5.2

Financial interests; Sharing Revenues.

 5.2.1 Co-Development. In consideration for its completion of a Research Project and equal financial participation in a Co-Development Program, each party shall be entitled to a 50% Financial or otherwise Interest in any Therapeutic Candidate; provided that, the "Parties" have entered into a Co-Development Agreement to develop a Therapeutic Diagnostic or Life Science Reagent Candidate. Commencing with the receipt of Revenues by either party in connection with any such Candidate, payments will be made to the other on a quarterly basis, within forth five (45) days after the end of each quarter. .

 5.2.2 Sole Development. In the case of Sole Development, the Non-Developing Party shall have no Financial Interest in the development and commercialization of any Therapeutic Candidate, except as, follows_

(a)

In the event the "Parties" do not enter into a Co Development Program (2.8.1) and one or the other party goes forward in Sole Development with respect to a TransMAb Antibody in accordance with Section 2.8.3 the Non-Developing Party shall receive a royalty of two and a half percent (2.5%) of all Net Sales associated with the development and commercialization of any therapeutic, diagnostic or Life science reagent (Product),

(b)

Should either party terminate its participation early in a Co-Development Program as permitted by Section 3.5, and the Remaining Party elects to continue to develop the Therapeutic Candidate in accordance with terms and conditions for Sole Development under Article 4, the Developing Party shall pay the Non-Developing Party a Net Sales royalty based upon the timing of early termination associated with the development and commercialization of any Therapeutic Product by the Developing Party plus a proportioned amount of net revenues received for such, as given below:

Stage of Early Termination	At any time during or at the conclusion of Phase I	At any time during Phase I to which concludes in a Phase IIa	At any time during a phase IIb which concludes a Phase II (a/b) inclusive trial	At Start of Any Phase III but before completion of such
Royalty received on Net Sales	5%	7.5%	10%	15%
Per Cent Split of Net Recenues (i.r. Up front fees, milestone payments or other related such payments	5%	10%	15%	25%

The royalty shall be a percentage of the received royalty if early termination occurs:

-

5% if during and up to the to completion of the first Phase I Clinical Trial,

-

7.5% if termination occurs during and up to the completion of a Phase I/[Ia

-

10% if during or up to the end of a. phase IIb which is defined as well as being a full Phase II

-

and 15% if, termination occurs during and up to the completion of the first Phase III Clinical Trial.

Royalties due under this Section 5.2.2 shall be payable with respect to the Therapeutic, Diagnostic or Life Science Reagent Products on a country-by-country basis for a period of ten (10) years from the date of First Commercial Sale of such Therapeutic Product in such country.

b)

All royalties that are due hereunder shall be paid on a quarterly basis, within forty- five (45) days of the end of the quarter_ Any payment that falls due on a date that is a legal holiday in Canada or in the USA may be made on the next clay that is not a legal holiday in such country.

c)

Late payments past the due date shall bear interest at 1.5% per month

5.2.3

Non -Development & Termination In the event neither party elects to go forward with a Co-Development of the Therapeutic, Diagnostic or Life Science Reagent Candidate and mutually agree to terminate this agreement by written notice to each other party then subject to 11.4 all expenses occurred by either party shall remain the responsibility of that party, with no further claim upon each other for any joint intellectual or patent rights.

 5.3

Reports Concurrent with each payment due under Section 5.2, each party shall deliver to the other party a report containing the following information; (a) all consideration received during the reporting period for the applicable Therapeutic Product (other than from the other party to this Agreement), and (b) calculation of Revenues (and Net Sales, where applicable) and the actual amounts payment due the other party for the reporting period. The "Parties" shall maintain all such reports in confidence in accordance with Article 8.

 5.4

Records. Each party shall maintain complete and accurate records relating to the consideration received in connection with each Therapeutic Product and complete and accurate records to support the calculation of Revenues (and Net Sales, where applicable) which records shall contain sufficient information to allow confirmation of the accuracy of any reports delivered to the other party in accordance with Section 5.3. Such records shall be maintained according to GAAP and shall he retained for at least three (3) years after the conclusion of each payment period. Upon the written request of a party and not more than twice in each calendar year, the other party shall permit an independent certified public accounting firm of nationally recognized standing, selected by such party and reasonably acceptable to the other party, at such party's expense, to have access during normal business hours to such of the records of the other party as may be reasonably necessary to verify the accuracy of the reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to such party only whether the reports are correct at not and the specific details concerning any discrepancies. No other information shall be shared, If such accounting firm concludes that additional amounts were due to a patty under this Article 5, the other party shall pay such additional amounts within thirty (30) days of the date such party delivers to the other party such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by such party; provided, however, if the audit discloses that the amounts payable by, the other party for such period are more than one hundred ten percent (110%) of the amounts actually paid for such. period, then the other party shall pay the reasonable fees and expenses charged by such accounting firth. The other party shall treat all financial information subject to review under this Section 5.4 as Confidential Information, and shall cause its accounting firm to retain all such financial information in confidence.

5.5

Payments in U.S. Dollars. All payments due under this Agreement shall be made in U.S. dollars.

 5.6 Late Payments. Any payments due from one party to the other that are not made on or before the due date shall bear interest at one percent (1.5%) per month or such lesser rate, as may be the maximum permissible rate under applicable law.

ARTICLE 6
GRANT OF RIGHTS

6.1 Grant of Rights.

 6.1..1 License to EPITOMI .S Antibody. Subject to the terms and conditions of this Agreement, including the provisions of Section 6.2 below, with respect to the development of a Therapeutic, Diagnostic or Life Science Reagent Candidate or a using the EPITOMICS Antibody in accordance with Section 2.8 EPITOMICS hereby grants to InNexus (a) a worldwide, Iimited, commercial, and nontransferable license to the results relating to the EPITOMICS Antibody, and (h) a worldwide, limited, commercial and nontransferable license under the EPITOMICS Patent Rights to develop, make, sub-Iicense and use the EPITOMICS Antibody to develop a TransMAb version thereof and to make, have made, use, sell, offer for sale, and develop a Therapeutic Products, in the Field of Use and in the fields of reagent and diagnostic use. The license granted to InNexus under this section shall be: (i) an exclusive license in Sole Development, except to the extent that it is granted to InNexus in, connection with the Co-Development of a Therapeutic Candidate, Diagnostic or Life Science reagent, in with ease it shall be a co-exclusive license (with EPITOMICS), for the life of EPITOMICS Patent Rights; and (ii) subject to the financial obligations set forth in Article 5,

6.1.2

License to TransMAb Antibody. Subject to the terms and conditions of this Agreement, including the provisions of Section 6.2 below, with respect to the development of a Therapeutic Candidate or a diagnostic or life science reagent using the InNexus Technology in accordance with Section 2.8, InNexus hereby grants to Epitomics (a) a worldwide, commercial non transferable license to the results relating to the TransMAb Antibody, and (la) a worldwide, limited, commercial and non-transferable license under InNexus Patent Rights to develop, make, and use such TransMAb Antibody to develop, make, have made, use, sell, offer for sale, a Therapeutic Products in the Field of Use and in the fields of reagent and diagnostic use. The license granted to Epitomics under this section shall be: (i) an exclusive license in Sole Development, except to the extent that it is granted to Epitomics in connection with the Co-Development of a Therapeutic Candidate, Diagnostic or Life Science Reagent in with case it shall be a co-exclusive license (with InNexus), for the life of InNexus Patent Rights; and (ii) subject to the financial obligations set forth in Article 5.

 6.2 Limitation of Rights. Both "Parties" acknowledge their rights under this agreement are limited to those expressly granted in this agreement; provided however that each of the "Parties" hereby represent and warrant to each other they have secured all rights with respect to their respective technologies.

ARTICLE 7

OWNERSHIP OF INTELLECTUAL PROPERTY; PATENT RIGHTS

7.1

Ownership As between the "Parties"  the following terms shall apply:

 7.1.1 Subject to any rights granted to each other under Article 6,0 and with reference to 1.19, 2.62 and 2.6.3 each of the "Parties" (i) has and retains ownership of their Technology and to any Materials and Research Results delivered to each other hereunder, and all Rights and Developments relating thereto; and (ii) title to all inventions and other subject matter (including all intellectual property rights therein) conceived, reduced to practice or otherwise made solely by each of the "Parties" in connection with this Agreement shall be owned by the originating "party"..

 7.1.2 The "Parties" agree to execute, acknowledge and deliver any licenses, documents, papers, instruments, applications and certificates, and make all payments, that may be necessary or appropriate in order to vest rights among the "Parties" as set forth in Article 6.0 and Section7.1.

7.2  Allocation

of Responsibility for Patent Rights. Inventorship shall be determined in accordance with United States federal law governing patent inventions. InNexus shall be responsible for the filing, prosecution and maintenance and costs of all patent applications and patents which make up the Patent Rights pertaining to InNexus Technology and EPITOMICS shall be responsible for the filing, prosecution and maintenance and costs of all patent applications and patents which make up the Patent Rights to the EPITOMICS Antibody and the EPITOMICS Target. The "Parties" agree to cooperate with one another with respect to the filing, prosecution and maintenance of patent applications for any patentable invention that is jointly developed by the "Parties" in accordance with this Agreement (the "Joint Intellectual Property"), with costs to be allocated to the "Parties" in accordance with the terms and conditions set forth in Article 5. The "Parties" acknowledge and agree the party with the most knowledge and expertise in the subject matter of' the Patent Rights in the Joint Intellectual Property shall be primarily responsible for the filing, prosecution and maintenance of the patent applications and patents which make up the Patent Rights in such Joint Intellectual Property with the full cooperation and assistance of the other party. Any such Joint Intellectual Property shall be jointly owned by EPITOMICS and InNexus on 50/50 basis and each of InNexus and EPITOMICS hereby agrees not to use, exploit or transfer to any Third Party the Joint Intellectual Property, or any part thereof, without the prior written authorization of the other party. No Confidential Information may be included in a patent application without the prior written consent of all owners of such Confidential Information. Future cash flow If InNexus declines to pursue the filing of any patent application for any reason on the Joint Intellectual Property, EPITOMICS may file the patent application on its. own behalf and EPITOMICS shall solely bear all costs associated with the filing, prosecution, and maintenance of such application, and InNexus agrees to cooperate with EPITOMICS and execute any documents necessary to perfect EPITOMICS' interest in such patent application. If EPITOMICS declines to pursue the filing of any patent application for any reason on the Joint Intellectual Property, InNexus may file the patent application on its own behalf and InNexus shall solely bear all costs associated with the filing, prosecution, and maintenance of such application, and EPITOMICS agrees to cooperate with InNexus and execute any documents necessary to perfect JnNexus's interest in such patent application.

 7.3 Cooperation and Assistance with Patent Rights. Each of InNexus and EPITOMICS shall consult with and keep the other fully informed of important issues relating to the preparation and filing, prosecution and maintenance of such patent applications and patents pertaining to the Patent Rights arising out of this Agreement for which it is responsible, and shall furnish to the other party copies of documents relevant to such preparation, filing, prosecution or maintenance in sufficient time prior to filing such document or making any payment due hereunder to allow for review and comment by the Other party and, to the extent possible in the reasonable exercise, of its discretion, the filing party shall incorporate all such comments. Each of InNexus and EPITOMICS shall make available to the other party (or to the other party's authorized attorneys, agents or representatives) its employees, agents or consultants to the extent necessary or appropriate to enable the appropriate party to file, prosecute and maintain patent applications and resulting patents with respect to inventions owned by a party and for periods of time sufficient for such party to obtain the assistance it needs from such personnel. Where appropriate, each of InNexus and EPITOMICS shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other party.

7,4 Defense of Intellectual Property. InNexus shall be responsible for all costs associated with the defense of InNexus Technology, including any allegations or claims that the InNexus Technology infringes any Third Party's foreign or domestic patent, copyright, trademark, trade secret or other intellectual property right. EPITOMICS shall be responsible for all costs associated with the defense of EPITOMICS Target, including any allegations or claims that the EPITOMICS Target infringes any Third Party's foreign or domestic patent, copyright, trademark, trade secret or other intellectual property right. InNexus and EPITOMICS shall be jointly responsible for all costs associated with the defense of the Joint Intellectual Property, including any allegations or claims that the Joint Intellectual Property infringes any Third Party's foreign or domestic patent, copyright, trademark, trade secret or other intellectual property right, with the costs to be shared equally by the "Parties". The "Parties" acknowledge and agree that the party with the most knowledge and expertise in the subject matter of the Joint Intellectual Property at issue in any dispute related to the Joint Intellectual Property shall be primarily responsible for the defense of the Joint Intellectual Property, with the full cooperation and assistance of the other party.

7.5  Third Party Intellectual Property. If any third party claims the rights on the Target and/or claims the infringement of third party's intellectual property rights by either party regarding the Target during and after the Research Term and/or the term of Co-Development Program, both Epitomics and InNexus shall pursue to license the intellectual property right from the Third Party and share pro rata the costs and expenses associated with such license.

ARTICLE 8
CONFIDENTIALITY AND PUBLICITY

8.1 Confidentiality Obligations. During the term of this Agreement and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence the Confidential Information of the other party, and shall not disclose, use or grant the use of the Confidential Information of the other party, except on a need-to-know basis to such party's directors, officers and employees, and such party's consultants, subcontractors and sublicensees, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement. To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a party shall obtain written agreement of such person with terms that are no less restrictive than the terms set forth in this Agreement to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other party except as expressly permitted under this Agreement. Each party shall notify the other party promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information. Upon the expiration or earlier termination of this Agreement, each party shall return to the other party all tangible items regarding the Confidential Information of the other party and all copies thereof; provided, however, that each party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder. Research Results shall be subject to the same obligations of confidentiality and non-use as set forth above, unless disclosure, use or grant of use is contemplated or otherwise required for the purposes of this Agreement or for exercising the license rights granted to each party under

Article 6.

8.2 Announcements. The "Parties" will agree upon a mutually acceptable public announcement concerning this Agreement. Following this announcement neither party shall make any public disclosure concerning t he terms of this Agreement or the research made by the other party without prior written notice, except as may be legally required or otherwise necessary in connection with a public offering of securities or any filing with the Securities and Exchange Commission or foreign equivalent, without first obtaining the approval of the other party and agreement upon the nature and text of such announcement, such agreement and/or approval not to be unreasonably withheld. The party desiring to make any such public announcement that is not otherwise permitted by the preceding sentence shall inform the other party of the proposed announcement or disclosure at least five (5) business days prior to public release, and shall provide the other party with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure. This Section 8.2 shall not apply to any information in a public announcement that is information substantively identical to that contained in a previous public announcement agreed to pursuant to this Section 8.2.

8.3 Permitted Disclosures. The confidentiality obligations under this Article 8 shall not apply to the extent that a party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that to the extent practicable, such party (a) shall provide advance written notice thereof to the other party and consult with the other party prior to such disclosure with respect thereto, and (b) shall provide the other party with reasonable assistance, as requested by the other party, to object to any such disclosure or to request confidential treatment thereof, and (c) shall take reasonable action to avoid and/or minimize the extent of such disclosure. In addition, InNexus may disclose EPITOMICS Confidential Information to a relevant Third Party only to the extent necessary to obtain sublicenses pursuant to Third Party Phage Display Agreements.

ARTICLE 9
WARRANTIES AND REPRESENTATIONS

 9.1 Representations and Warranties by InNexus and EPITOMICS. Each party represents and warrants to the other that it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and to fully perform its obligations hereunder, and that the performance of such obligations will not conflict with its charter documents or any agreements, contracts, or other arrangements to which it is a party. Each party shall comply with all laws, rules and regulations that govern the party's performance under this Agreement, including all United States and multilateral export laws and regulations. InNexus represents and warrants that as of the Effective Date, to the best of its knowledge, other than as may be disclosed in filings with the United States Securities and Exchange Commission, there is no action, suit, investigation or proceeding pending against, or to InNexus's knowledge, threatened against or affecting the InNexus Technology. EPITOMICS represents and warrants that as of the Effective Date, to the best of its knowledge, there is no action, suit, investigation or proceeding pending against, or to EPITOMICS knowledge, threatened against or affecting the EPITOMICS Targets.

 9.2 Disclaimer of Warranties. Nothing in this Agreement shall be construed as a warranty or representation by either party of the success of the Research Project, Co-Development Program or Commercialization Plans. OTHER THAN AS PROVIDED IN SECTION 9.1, INNEXUS DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND WITH REGARD TO THE INNEXUS TECHNOLOGY (DR THE TRANSMAB ANTIBODY AND. EPITOMICS DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND WITH REGARD TO THE EPITOMICS TECHNOLOGY, OR EPITOMICS ANTIBODY, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE OR THE WARRANTY OF NONINFRINGEMENT.

 9.3 Limitation of Liability. EXCEPT FOR AMOUNTS PAYABLE UNDER Article 5 OR FOR ANY LIABILITY FOR BREACH OF CONFIDENTIALITY, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY KIND OF DAMAGES INCLUDING BUT NOT BE LIMITED TO SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

 9.4 Time Limit on Causes of Actions. NEITHER PARTY SHALL BE LIABLE FOR ANY CLAIM ARISING IN CONNECTION WITH THIS AGREEMENT BROUGHT MORE THAN (1) YEAR AFTER SUCH PARTY BECOMES AWARE OF THE CAUSE OF ACTION IN RELATION THERETO,

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification by InNexus. InNexus agrees to indemnify, defend, and hold harmless EPITOMICS and its Affiliates and their directors, officers, employees, and agents (the EPITOMICS Indemnitees) against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the EPITOMICS indemnitees as a result of any claims, snits, actions, demands, or judgments by any Third Party concerning (a) the negligent or willful acts of InNexus or its Affiliates and their directors, officers, employees, and agents; (b) any Therapeutic Product marketed and sold by or on behalf of InNexus or its sub-licensees pursuant to any Commercialization Plan hereunder; (c) any violations of applicable laws or regulations by InNexus; or (d) InNexus material breach of this Agreement, including breach or misstatement of its representations and/or warranties made under this Agreement; provided, however, that such indemnification shall not apply to any liability, damage, loss, or expense to the extent attributable to (i) the act, omission, the negligent activities or intentional misconduct of the EPITOMICS Indemnitees; (ii) the settlement of a claim, suit, action, or demand by EPITOMICS Indemnitees without the prior written approval of InNexus; or (iii) the breach or misstatement by EPITOMICS of any of its obligations, representations and warranties hereunder.

10.2 Indemnification of EPITOMICS. EPITOMICS agrees to indemnify, defend, and hold harmless InNexus and its Affiliates and their directors, officers, employees, and agents (the "InNexus Indemnitees") against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the InNexus Indemnitees as a result of any claims, suits, actions, demands, or judgments by any Third Party concerning (a) any negligent or willful acts of EPITOMICS or its Affiliates and their directors, officers, employees, and agents, (b) any Therapeutic Product marketed and sold by or on behalf of EPITOMICS or its sub-licensees pursuant to any Commercialization Plan hereunder; (c) any violations of applicable laws or regulations by EPITOMICS; or (d) EPITOMICS material breach of this Agreement, including breach or misstatement of its representations and/or warranties made under this Agreement;, provided, however, that such indemnification shall not apply to any liability, damage, loss, or expense to the extent attributable to (i) the act, omission, the negligent activities or intentional misconduct of the InNexus Indemnitees; (ii) the settlement of a claim, suit, action, or demand by InNexus Indemnitees without the prior written approval of EPITOMICS or. (iii) the breach or misstatement by InNexus of any of its obligations, representations and warranties hereunder. .

ARTICLE 11
TERM AND TERMINATION

11.1 Term. Unless sooner terminated as provided herein, this Agreement shall commence on the Effective Date and unless earlier terminated in accordance with this Article II, shall remain in effect until the last to expire of the "Parties" ' respective payment obligations under this Agreement.

11.2 Termination by Either Party. Either party may terminate this Agreement in its entirety or during the Research Term, by giving the other party at least ninety (90) days prior written notice. After the Research Term, (i) if any Co-Development Program is in effect, either party may terminate this Agreement at any time by giving the other party at least ninety (90) days prior written notice; or (ii) if no Co-Development Program is in effect, either party may terminate this Agreement at any time by giving the other party 90 days written notice.

11.3  Termination for Cause. Either party may terminate this Agreement for cause upon written notice to the other party at any time following the occurrence of one or more of the following events:

11.3.1 Material Breach. The other party has failed to cure or commence corrective action reasonably acceptable to the other party within forty-five (45) days after receipt of written notice of a breach by such party of any material provision of this Agreement; or

11.3.2 Bankruptcy l Insolvency: The other party files a voluntary petition in bankruptcy, makes any assignment for the benefit of its creditors, seeks any court or governmental protection from creditors, or should an order be entered pursuant to any law relating to bankruptcy or insolvency or appointing a receiver or trustee for the other party or for any tangible or intangible assets of the other party related to this Agreement, and if any such order, proceeding or receivership is not terminated within forty-five (45) days, or if the other party is otherwise dissolved for any reason.

113.3 Change of Control. If one party has entered an agreement of merger or consolidation or the sale of all or substantially all of the party's assets or stock to another entity (a "Change of Control") and the shareholders of the party prior to the Change of Control do not own 51% or more of the surviving entity, the other party may terminate this Agreement at the time of Change of Control.

Any notice of termination for cause shall describe in reasonable factual detail the basis for such termination.

11.4 Effect of Termination. Termination of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of a party prior to such termination. in the event of a termination for cause pursuant to Section 11.3, the breaching, bankrupt or insolvent or change of control party shall be deemed to be the terminating party as it applies with respect to (i) the withdrawal from any on-going Co-Development Program (see Section 3.5) and (ii) the rights of the non-breaching, non bankrupt or non insolvent or non-change of control party to continue on in Sole Development (see Article 4). to the event of a termination for nonpayment of any amounts due, the non-breaching party shall have the right to offset such amounts from any payments due the breaching party. The non-breaching party shall be entitled to pursue all other remedies in law and in equity against the breaching party. Article 1, Article 4, Article 6, 6.2, Article 8, Article 9, Article 10, Article 12 and Article 13 and, 5.2, 5.3 through 5.5 shall survive the termination of this Agreement.

ARTICLE 12

DISPUTE RESOLUTION

12.1 Any dispute, controversy or claim initiated by either party arising out of, or resulting from the breach or alleged breach by either party of its obligations under this Agreement (other than bona fide Third, Party actions or proceedings filed or instituted in an action or proceeding by a non-Affiliate Third Party against a party to this Agreement), whether before or after termination of this Agreement, shall be in the first instance referred to the respective Chief Executive Officers of the "Parties". If they fail to agree, then any dispute shall be finally resolved by binding arbitration pursuant to Sections 12.2, 12.3 and 12.4.

12.2 Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. Any such arbitration shall be conducted under the commercial rules of arbitration of the International Chamber of Commerce by a panel of three arbitrators appointed in accordance with such rules. The Arbitrators shall have expertise in the pharmaceutical industry and, if appropriate, shall have a scientific expertise. Any such arbitration shall be held in the State of Delaware. The arbitrators shall have the authority to grant specific performance and to allocate between the "Parties" the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

12.3 In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

 12.4 Notwithstanding the foregoing, either party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party, pending the selection of the arbitrators hereunder or pending the arbitrators' determination of any dispute, controversy or claim hereunder.

ARTICLE 13
MISCELLANEOUS

 13.1 Relationship of "Parties" . Nothing in this Agreement or in the course of business between InNexus and EPITOMICS shall make or constitute either party a partner, employee or agent of the other. Neither party shall have any right or authority to commit or legally bind the other in any way whatsoever including, without limitation, the making of any agreement, representation or warranty.

13.2 Notices. All notices required pursuant to this Agreement shall be in writing and shall be delivered to the following addresses or facsimile numbers:

If to:

If to:

InNexus Biotechnology, Inc.

Epitomics, Inc.

1400 - 400 Burrard Street

863 Mitten Road, Suite 103

Vancouver, B.C. V6C 3G2

Burlingame, CA 940I0-1303

U.S.A.

Fax Number 604.357.1123

Fax Number: 650.583.6680

Either party may change its designated address and facsimile number by notice to the other party in the manner provided in this Section. Notices shall be effective on receipt.

13.3 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, by either party without the prior express written consent of the other, which shall not he unreasonably withheld; provided, however, that either party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. In connection with such transaction, no intellectual property of any Third Party acquirer of a party to this Agreement will be deemed to be included in the intellectual property that is subject to this Agreement. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 13.3 shall be void, The terms and conditions of tiles Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the "Parties".

 13.4 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any term of this Agreement (other than an obligation for the payment of money) when such failure or delay is caused by or teats from rises beyond the reasonable control of the affected party, including but not limited to dire, floods, embargoes, war, terrorism, acts of war (whether war is declared or not), riots, strikes, power outages, lockouts or other labor disturbances, lawsuits, threats of lawsuits, acts of God, or ants, omissions or delays in acting by any court, governmental authority or the other party.

13.5  Choice of Law . This Agreement shall be governed by, construed and enforced wider the laws of the State of Delaware (without reference to the conflicts of law principles thereof).

 13.6 Severability.  In the event that any provision of this Agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and the "patties" shall negotiate in good faith to modify the Agreement to preserve their original intent

 13.7 Headings & Counterparts. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof, This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument,

13.8 Amendments & Waiving. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both "Parties". Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

 13.9 Entire Agreement, This Agreement constitutes the entire agreement between the "Parties" with respect to the subject matter hereof and supersedes all prior agreements or understandings between the “Parties” relating to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first written above.

INNEXUS BIOTECH INC.

EPITOMICS, INC.

Per.

“Garth Likes”

Per.

“Brad S.Lee”

Name:

Garth Likes

Name:

Brad S. Lee, J.D.

Title:

Vice President Business Development

Title:

Executive Vice President

Endnotes

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